                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
     Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                                  Act of 1934

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [_]

     Check the appropriate box:
[ ]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                               TIBCO SOFTWARE INC.
             (Exact Name of Registrant as Specified In Its Charter)

     Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed per Exchange Act Rules 14a-6(i)(4) and 0-11.
[_]  Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                              TIBCO Software Inc.
                               3165 Porter Drive
                              Palo Alto, CA 94304

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON JANUARY 24, 2000

TO THE STOCKHOLDERS OF TIBCO SOFTWARE INC.:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of TIBCO Software Inc., a Delaware corporation (the "Company"), will be held on January 24, 2000 at 2:00 p.m. local time at the Company's headquarters located at 3165 Porter Drive, Palo Alto, California, for the following purposes as more fully described in the Proxy Statement accompanying this Notice:

  1. To approve the amendment of the Company's 1996 Stock Option Plan to (a) increase the number of shares reserved for issuance thereunder by 3,822,514 shares and (b) modify the provisions relating to the annual increase in the number of shares reserved for issuance thereunder such that the annual increase will be equal to the lesser of (i) 20,000,000 shares or (ii) 5% of the outstanding shares on such date.

  2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

  Information relating to the proposed amendment of the Company's 1996 Stock Option Plan is set forth in the discussion of Proposal 1 contained in the attached Proxy Statement. The Board of Directors has fixed the close of business on December 15, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at this Special Meeting and at any adjournment or postponement thereof. Approval of Proposal 1, the proposed amendment of the 1996 Stock Option Plan, requires the affirmative vote of the holders of a majority of the shares of the Company's common stock present in person or represented by proxy at the Special Meeting and entitled to vote on Proposal 1.

                                          By Order of the Board of Directors

                                          /s/ Robert P. Stefansky
                                          --------------------------------------
                                          Robert P. Stefanski
                                          Secretary

Palo Alto, California

January 12th, 2000

  All stockholders are cordially invited to attend this meeting in person. Whether or not you expect to attend this meeting, please take the time to vote your proxy. YOUR VOTE IS IMPORTANT. Instructions for voting by mail or by other means are contained on the reverse of this letter.

                            YOUR VOTE IS IMPORTANT

  Stockholders of record or "registered stockholders" can vote:

     By Mail: Mark your vote, date, sign and return the enclosed proxy in the postage-paid return envelope provided.

  If your shares are held in "street" name, that is in the custody of a financial institution or other holder of record, your vote is controlled by that institution or holder. Some institutions may offer telephone voting in addition to returning the proxy card by mail. Specific instructions are printed directly on your proxy card.

  Even if you have given your proxy, you still may vote in person if you attend the meeting. Please note, however, that if your shares are held beneficially through a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

                              TIBCO Software Inc.
                               3165 Porter Drive
                              Palo Alto, CA 94304

                               ----------------

                                PROXY STATEMENT

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

  The enclosed proxy is solicited on behalf of the Board of Directors of TIBCO Software Inc., a Delaware corporation (the "Company"), for use at the Special Meeting of Stockholders to be held on January 24, 2000, at 2:00 p.m. local time (the "Special Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting. The Special Meeting will be held at the Company's headquarters located at 3165 Porter Drive, Palo Alto, California. The Company intends to mail this proxy statement and accompanying proxy card on or about January 12, 2000 to all stockholders entitled to vote at the Special Meeting.

Stockholders Entitled to Vote

  Stockholders of record at the close of business on December 15, 1999 are entitled to notice of and to vote at the Special Meeting. At the close of business on December 15, 1999, the Company had outstanding and entitled to vote 60,409,342 shares of common stock, each of which is entitled to one vote on each matter to be voted upon at the Special Meeting.

Votes Required for Approval

  The presence, in person or by proxy, of at least a majority of the shares outstanding on the record date, December 15, 1999, is necessary to attain a quorum. All votes will be tabulated by the inspector of elections appointed for the Special Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Broker non-votes occur when a nominee, such as a financial institution, returns a proxy, but does not have the authorization from the beneficial owner to vote the owner's shares on a particular proposal because the nominee did not receive voting instructions (via proxy vote) from the beneficial owner. Broker non-votes and abstentions are counted toward a quorum. Because broker non-votes and abstentions are included in the calculation of shares entitled to vote, they have the same effect as negative votes. The following votes are required to approve each item of business at the meeting:

  . Amendment of 1996 Stock Option Plan: Approval of Proposal 1, the amendment of the Company's 1996 Stock Option Plan to (a) increase the number of shares reserved for issuance thereunder by 3,822,514 shares and
    (b) modify the provisions relating to the annual increase in the number of shares reserved for issuance thereunder such that the annual increase will be equal to the lesser of (i) 20,000,000 shares or (ii) 5% of the outstanding shares on such date, requires the affirmative vote of the holders of a majority of the shares of the Company's common stock present in person and represented by proxy at the Special Meeting and entitled to vote on Proposal 1.

  . Other Items: A majority of votes cast at the meeting, in person or by proxy, is required for approval of other items of business.

How to Vote Your Shares

  YOUR VOTE IS IMPORTANT. Your shares can be voted at the special meeting only if you are present in person or represented by proxy. Whether or not you expect to attend the meeting, please take the time to vote your proxy.

  Stockholders of record or "registered stockholders" can vote:

    By Mail: Mark your vote, date, sign and return the enclosed proxy in the postage-paid return envelope provided.

  If your shares are held beneficially in "street" name through a nominee such as a financial institution or other holder of record, your vote may also be cast by telephone as well as by mail if your financial institution offers such voting alternatives. Please follow the specific instructions provided by your nominee on your proxy card.

  Even if you have given your proxy, you still may vote in person if you attend the meeting. Please note, however, that if your shares are held beneficially through a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

Solicitation

  The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Stockholder Proposals

  In order to be included in the proxy materials relating to the Company's 2000 Annual Meeting of Stockholders, proposals that stockholders intend to present at the meeting must be received by the Company a reasonable time before the Company begins to print and mail its proxy materials, which the Company currently estimates will be on or around March 10, 2000. Stockholder proposals received by the Company after that time will be considered untimely.

Revocability of Proxies

  Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. A proxy may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 3165 Porter Drive, Palo Alto, California 94304, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Dissenters Rights

  There are no dissenters' rights associated with the amendment of the 1996 Stock Option Plan contemplated in Proposal 1.

                                PROPOSAL NO. 1
                      AMENDMENT OF 1996 STOCK OPTION PLAN

General

  The Company's 1996 Stock Option Plan was adopted by the Board of Directors and approved by the Company's stockholders and provides for the granting to employees (including officers and employee directors) of the Company of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), for the granting to employees and consultants of the Company of nonstatutory stock options and for the participation of eligible employees in a salary deferral employee stock purchase program, or "ESPP," intended to qualify under Section 423 of the Code. A total of 17,339,991 shares, plus an annual increase equal to the lesser of (i) 5,000,000 shares or (ii) 3.5% of the outstanding shares on such date, or a lesser amount determined by the board, are reserved for issuance under the Plan. As of December 1, 1999, a total of 1,884,697 shares remained available for future option grant and purchase pursuant to the ESPP.

Proposal

  In December 1999, the Board of Directors adopted, subject to stockholder approval, an amendment to the 1996 Stock Option Plan (a) increasing the number of shares reserved for issuance thereunder by 3,822,514 shares, for an aggregate of 21,162,505 shares (plus annual increases as described below), (b) modifying the provisions relating to the annual increase in the number of shares reserved for issuance thereunder such that the annual increase will be equal to the lesser of (i) 20,000,000 shares or (ii) 5% of the outstanding shares on such date. This amendment will enable the Company to continue to grant options to eligible employees and consultants under the terms and conditions of the 1996 Stock Option Plan. All of the share numbers in Proposal 1 will be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock or other similar event that occurs between the date of this Proxy Statement and the date of the Special Meeting.

  The Company is experiencing a period of rapid growth, and must continue to recruit, retain and motivate highly skilled management, sales, marketing and engineering personnel in order to remain competitive. Competition for these people in the Internet, eBusiness and software industries is intense. The Board of Directors believes that the approval of the amendment to the 1996 Stock Option Plan is in the best interests of the Company and its stockholders, as the availability of an adequate number of shares for issuance under the 1996 Stock Option Plan and the ability to grant stock options are important factors in attracting, motivating and retaining the highly skilled personnel that are essential to the Company's success.

Required Vote

  The affirmative vote of the holders of a majority of the common stock present in person or represented by proxy and entitled to vote on the subject matter is required to approve the amendment to the 1996 Stock Option Plan.


   Recommendation: The Board of Directors recommends that the stockholders vote "FOR" the proposed amendment to the 1996 Stock Option Plan.

Summary of the 1996 Stock Option Plan

  The following summary of the 1996 Stock Option Plan is qualified in its entirety by the specific language of the 1996 Stock Option Plan, a copy of which is available to any stockholder upon written request to the Secretary of the Company.

  Purpose. The purposes of the 1996 Stock Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants of the Company and to promote the success of the Company's business.

  Administration. The 1996 Stock Option Plan may be administered by one or more compensation committees of the Board of Directors (the "Administrator"), which committees may be constituted to comply with Section 162(m) of the Code,
Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and other applicable laws. Subject to the other provisions of the 1996 Stock Option Plan, the Administrator has the power to determine the employees and consultants to whom options may be granted, the number of shares subject to the option and the exercisability thereof. The Administrator also has the power to reprice options if the exercise price of outstanding options exceeds the fair market value of the Company's common stock.

  Eligibility and Limitations Applicable to Stock Option Awards. The 1996 Stock Option Plan provides that nonstatutory stock options may be granted to employees and consultants. Incentive stock options may be granted only to employees. An optionee who has been granted and option may, if he or she is otherwise eligible, be granted additional options.

  Section 162(m) of the Code limits the deductibility of compensation paid to certain executive officers of the Company. To maximize the Company's deduction attributable to options granted to such persons, the 1996 Stock Option Plan provides that no individual may be granted, in any fiscal year, options to purchase more than 1,500,000 shares of common stock. However, in connection with an individual's initial employment with us, such individual may be granted an option covering an additional 1,500,000 shares.

  Eligibility and Limitations Applicable to Participation in the ESPP. The ESPP under the 1996 Stock Option Plan provides that employees are eligible to participate if they are customarily employed by the Company or any designated subsidiary for at least 20 hours per week and for more than five months in any calendar year.

  Terms and Conditions of Options. Each option granted under the 1996 Stock Option Plan is evidenced by a written stock option agreement between the optionee and the Company and is subject to the following terms and conditions:

    (a) Exercise Price. The Administrator determines the exercise price of options to purchase shares of common stock at the time the options are granted. However, the exercise price of an incentive stock option must not be less than 100% (110% if issued to any person possessing more than 10% of the voting power of all classes of stock of the Company (a "10% Stockholder")) of the fair market value of the common stock on the date the option is granted. For so long as the Company's common stock is traded on the Nasdaq National Market, the fair market value of a share of common stock will be the closing sales price for such stock (or the closing bid if no sales were reported) on the date of grant as quoted on such system.

    (b) Exercise of the Option. Each stock option agreement will specify the term of the option and the date when the option is to become exercisable. The terms of such vesting are to be determined by the Administrator. Options granted under the 1996 Stock Option Plan to date generally become exercisable over four years at a rate of one-fourth of the shares subject to the options at the end of one year from the date of grant and 1/48th at the end of each month thereafter. In the event of a change of control of the Company, the vesting schedule of options granted under the 1996 Stock Option Plan is generally replaced, both retroactively and prospectively, with a vesting schedule of one-third at the end of one year from the date of grant and 1/36th at the end of each month thereafter. An option is exercised by giving written notice of exercise to the Company, specifying the number of full shares of common stock to be purchased and by tendering full payment of the purchase price to the Company.

    (c) Form of Consideration. The consideration to be paid for the shares of common stock issued upon exercise of an option shall be determined by the Administrator and is set forth in the stock option agreement. Such form of consideration may vary for each option, and may consist entirely of cash, check, promissory note, other shares of the Company's common stock, any combination thereof or any other legally permissible form of consideration as may be provided in the stock option agreement.

    (d) Termination of Employment. In the event an optionee's continuous status as an employee or consultant terminates for any reason (other than upon the optionee's death or disability), the optionee may exercise his or her option within such period of time as is specified in such optionee's stock option agreement but only to the extent that the optionee was entitled to exercise the option at the date of such termination (but in no event later than the expiration of the term of such option as set forth in the stock option agreement). Options granted under the 1996 Stock Option Plan to date have generally provided that optionees may exercise their options within three months from the date of termination of employment (other than for death or disability).

    (e) Disability. In the event an optionee's continuous status as an employee or consultant terminates as a result of permanent and total disability (as defined in Section 22(e)(3) of the Code), the optionee may exercise his or her option, but only within twelve months from the date of such termination, and only to the extent that the optionee was entitled to exercise it at the date of such termination (but in no event later than the expiration of the term of such option as set forth in the stock option agreement).

    (f) Death. In the event of an optionee's death, the optionee's estate or a person who acquired the right to exercise the deceased optionee's option by bequest or inheritance may exercise the option, but only within twelve months following the date of death, and only to the extent that the optionee was entitled to exercise it at the date of death (but in no event later than the expiration of the term of such option as set forth in the stock option agreement).

    (g) Term of Options. The term of each option is the term stated in the stock option agreement; provided, however, that the term may not exceed ten years from the date of grant. In the case of an incentive stock option granted to a 10% Stockholder, the term may not exceed five years from the date of grant. No option may be exercised by any person after the expiration of its term.

    (h) Nontransferability of Options. An option is nontransferable by the optionee, other than by will or the laws of descent and distribution, and is exercisable during the optionee's lifetime only by the optionee. In the event of the optionee's death, options may be exercised by a person who acquires the right to exercise the option by bequest or inheritance.

    (i) Value Limitation. If the aggregate fair market value (as determined on date of grant) of all shares of common stock subject to an optionee's incentive stock option which are exercisable for the first time during any calendar year exceeds $100,000, the excess options shall be treated as nonstatutory options.

    (j) Other Provisions. The stock option agreement may contain such other terms, provisions and conditions not inconsistent with the 1996 Stock Option Plan as may be determined by the Administrator.

  Terms and Conditions of Participation in the ESPP. Participation in the ESPP under the 1996 Stock Option Plan is evidenced by a written subscription agreement between the employee and the Company and is subject to the following terms and conditions of the 1996 Stock Option Plan:

    (a) Purchase Price and Method. Employees who participate in the ESPP purchase the Company's common stock through payroll deductions of up to 10% of their base salary, subject to the limits set forth below. The price of common stock purchased under the ESPP is 85% of the lower of the fair market value of the common stock on the first day of each 24-month offering period and the last day of the applicable six-month purchase period. To the extent the fair market value of the common stock on any exercise date in an offering period is lower than the fair market value of the common stock on the first day of the offering period, then all participants in such offering period will be automatically withdrawn from such offering period immediately after the exercise of their options on such exercise date and automatically re-enrolled in the immediately following offering period as of the first day thereof.

    (b) Limits on Participation. No employee may participate in the ESPP to the extent that (i) immediately after the grant, such employee would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or of any of its subsidiaries, or (ii) his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time he or she begins participation in the ESPP) for each calendar year in which such employee participates in the ESPP at any time.

    (c) Offering Period. Offering periods last 24 months and commence on the first trading day on or after January 1 and July 1 of each year and terminate on the last trading day in the periods ending 24 months later. Each 24-month offering period consists of four purchase periods of approximately six months duration. The first offering period, however, commenced on July 13, 1999, the date on which the Company's registration statement on Form S-1 was declared effective, and will end on the last trading day on or before June 30, 2001.

    (d) Withdrawal; Termination of Employment. If an employee decides to terminate his or her participation in the ESPP, all the payroll deductions credited to his or her purchase account will be returned to him or her. Upon the termination of employment for any reason, all payroll deductions will likewise be returned.

    (e) Death. A participating employee may designate who is to receive any shares and cash, if any, from the participant's account under the ESPP in the event of such participant's death subsequent to exercising a purchase option but prior to delivery of the share of common stock.

    (f) Nontransferability. Rights granted under the ESPP are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the plan, and the Company may treat any prohibited attempt to transfer as an election to withdraw.

    (g) Other Provisions. The subscription agreement may contain such other terms, provisions and conditions not inconsistent with the 1996 Stock Option Plan as may be determined by the Administrator.

  Adjustment Upon Changes in Capitalization. In the event of changes in the outstanding common stock of the Company by reason of any stock splits, reverse stock splits, stock dividends, combinations, reclassifications or other similar change in the capital structure of the Company, an appropriate adjustment shall be made by the Administrator in the following: (i) the number of shares of common stock subject to the 1996 Stock Option Plan, (ii) the number and class of shares of stock subject to any option outstanding under the 1996 Stock Option Plan, (iii) and the exercise price of any such outstanding option. The determination of the Administrator as to which adjustments shall be made shall be conclusive.

 Corporate Transactions.

    (a) Options. In the event of a proposed dissolution or liquidation of the Company, the Board will notify the holders of options as soon as practicable prior to such action, and all outstanding options will terminate immediately prior to the consummation of such proposed action. Notwithstanding the above, in the event of a merger of the Company with or into another corporation or the sale of substantially all of the assets of the Company, the 1996 Stock Option Plan requires that each outstanding option be assumed or an equivalent option be substituted by the successor corporation; provided, however, if such successor or purchaser refuses to assume or substitute the then outstanding options, the 1996 Stock Option Plan provides for the full acceleration of the exercisability of all outstanding options for a period of ten days from the date of notice of acceleration to the holder and all options will terminate upon the expiration of such period.

    (b) ESPP. In the event of a proposed dissolution or liquidation of the Company, the purchase periods then in progress will be shortened by setting a new exercise date and all offering periods then in progress will terminate immediately prior to the consummation of such proposed action. In the event of a merger of the Company with or into another corporation or the sale of substantially all of the assets of the Company, the 1996 Stock Option Plan requires that each outstanding right be assumed or an equivalent right be substituted by the successor corporation; provided, however, if such successor or purchaser refuses to assume or substitute the then outstanding rights, the 1996 Stock Option Plan provides that the purchase periods then in progress will be shortened by setting a new exercise date and that all offering periods then in progress will terminate immediately prior to the consummation of such proposed action.

  Amendment and Termination of the 1996 Stock Option Plan. The Administrator may at any time amend, alter, suspend or terminate the 1996 Stock Option Plan. The Company shall obtain stockholder approval of any amendment to the 1996 Stock Option Plan in such a manner and to such a degree as is necessary and desirable to comply with Rule 16b-3 under the Exchange Act and Sections 162(m) and 422 of the Code (or any other applicable law or regulation, including the requirements of any exchange or quotation system on which the common stock is traded). No amendment or termination of the 1996 Stock Option Plan shall impair the rights of any optionee, unless mutually agreed otherwise between the optionee and the Company, which agreement must be in writing and signed by the optionee and the Company. In any event, the 1996 Stock Option Plan shall terminate in May 2009. Any options outstanding under the 1996 Stock Option Plan at the time of its termination shall remain outstanding until they expire by their terms.

Federal Income Tax Consequences

  Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. Long-term capital gains are grouped and netted by holding periods. Net capital gains tax on assets held for more than twelve months is currently capped at 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% Stockholder of the Company. The Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

  Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. The Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains tax on assets held for more than twelve months is capped at 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income.

  The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and the beginning of any capital gain holding period by timely filing an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding by the Company. Different rules may apply if the purchaser is also an officer, director, or 10% Stockholder of the Company.

  Awards under the ESPP. No income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two (2) years from the first day of the offering period or more than one (1) year from the date of transfer of the stock to the participant (the "Statutory Holding Periods"), then the participant will recognize ordinary income measured as the lesser of
(i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or
(ii) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. Net capital gains tax on assets held for more than twelve months is capped at 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. If the shares are sold or otherwise disposed of before the expiration of the Statutory Holding Periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding periods. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income is recognized by participants upon a sale or disposition of shares prior to the expiration of the Statutory Holding Periods described above.

  The foregoing is only a summary of the effect of federal income taxation upon optionees, participants in the ESPP and the Company with respect to the grant and exercise of options and the purchase of stock in the ESPP under the 1996 Stock Option Plan. Reference should be made to the applicable provisions of the Code. In addition, the summary does not purport to be complete, and does not discuss the tax consequences of the employee's or consultant's death or the provisions of the income tax laws of any municipality, state or foreign country in which the employee or consultant may reside.

Participation in the 1996 Stock Option Plan

  The grant of options under the 1996 Stock Option Plan to employees, including the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company determined as of the end of the last fiscal year (hereafter referred to as the "Named Executive Officers"), is subject to the discretion of the Administrator. As of the date of this proxy statement, there has been no determination by the Administrator with respect to future awards under the 1996 Stock Option Plan. Accordingly, future awards are not determinable. Non-employee directors are not eligible to participate in the 1996 Stock Option Plan. The following table sets forth information with respect to the grant of options pursuant to the 1996 Stock Option Plan to the Named Executive Officers, to all current executive officers as a group and to all other employees as a group during the last fiscal year.

                                            Number of Securities
                                             Underlying Options  Exercise Price
Name of Individual and Position                   Granted        ($ per Share)
-------------------------------             -------------------- --------------
Vivek Y. Ranadive..........................            --             $--
 President and Chief Executive Officer
Paul G. Hansen ............................         37,499            6.00
 Executive Vice President and Chief
 Financial Officer
Rajesh U. Mashruwala ......................         49,999            6.00
 Executive Vice President, Sales and
 Marketing
Robert P. Stefanski .......................         72,499            6.00
 Executive Vice President, General Counsel
 and Secretary
Richard M. Tavan ..........................         14,000            6.00
 Executive Vice President, Engineering and
 Operations
All current executive officers as a group          223,996            6.00
 (6 persons)...............................
All other employees as a group.............      3,177,541            8.50(1)

--------
(1) Represents a weighted average per share exercise price.

  No executive officers or other employees of the Company participated in the ESPP during the last fiscal year.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information with respect to the beneficial ownership of the common stock of the Company as of November 30, 1999, of:

    . each person or entity who is known by the Company to beneficially own five percent or more of the outstanding shares of its common stock;

    . each director of the Company;

    . each Named Executive Officer; and

    . all of the Company's directors and executive officers as a group.

  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of November 30, 1999 are deemed outstanding.

  Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. In computing the number of shares beneficially owned by a person, shares of common stock that are subject to our right of repurchase at the original exercise price paid per share, or such shares that are subject to exercisable but unvested options, are not included. Unvested options are immediately exercisable upon grant, provided that upon the optionee's cessation of service, any unvested shares are subject to repurchase by us at the original exercise price paid per share.

  The address of each individual listed in the table is TIBCO Software Inc., 3165 Porter Drive, Palo Alto, CA 94304. The percentages in the table below are based on 60,404,969 shares of the Company's common stock outstanding as of November 30, 1999. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has had sole voting and investment power with respect to the shares set forth opposite such stockholder's name.

                                      Shares Beneficially
          Name                               Owned        Percentage Ownership
          ----                        ------------------- --------------------
Reuters Group PLC and related
 entities (1)
 85 Fleet Street
 London, EC4P 4AJ....................     37,767,312             58.61%
Cisco Systems, Inc.
 170 West Tasman Drive
 San Jose, CA 95134..................      4,365,000              6.77
Mayfield Fund (2)
 2800 Sand Hill Road
 Menlo Park, CA 94025................      2,861,316              4.44
Vivek Y. Ranadive (3)................      4,141,374              6.43
Paul G. Hansen (4)...................        156,018                 *
Robert P. Stefanski (5)..............        112,049                 *
Richard M. Tavan (6).................        184,399                 *
Rajesh U. Mashruwala (7).............        121,874                 *
Douglas M. Atkin.....................            --                  *
Yogen K. Dalal (8)...................      2,877,982              4.47
Edward Kozel (9).....................      4,398,334              6.83
Donald J. Listwin (10)...............      4,381,667              6.80
Larry W. Sonsini (11)................         33,333                 *
John G. Taysom.......................            --                  *
Phillip E. White (12)................        175,830                 *
Philip K. Wood.......................            --                  *
All directors and executive officers
 as a group (15 persons) (13)........     16,688,734             25.89

--------
   * Less than one percent.
 (1) Represents shares held by Reuters Nederland B.V. Includes 4,722,790 shares reserved for sale to employees and consultants of TIBCO Finance Technology Inc., a wholly-owned subsidiary of Reuters Group PLC ("Reuters") pursuant to the exercise by such employees and consultants of purchase rights granted or to be granted to them by Reuters. Subsequent to May 31, 1999, the Company granted Reuters an option to purchase 150,000 shares of its common stock under the Company's 1998 Director Option Plan. Reuters has agreed to limit its voting power such that the votes cast by Reuters will not represent more than 49% of the total votes eligible to be cast in any matter submitted to a vote of the Company's stockholders.
 (2) Includes 2,718,250 shares held by Mayfield IX and 143,066 shares held by Mayfield Associates Fund II.
 (3) Includes 3,629,708 shares subject to options exercisable within 60 days of November 30, 1999. Excludes 65,000 shares subject to the Company's right of repurchase and 86,125 shares subject to options that are unvested but exercisable within 60 days of November 30, 1999.
 (4) Includes 115,230 shares subject to options exercisable within 60 days of November 30, 1999. Excludes 673 shares subject to the Company's right of repurchase and 333,807 shares subject to options that are unvested but exercisable within 60 days of November 30, 1999.
 (5) Includes 42,549 shares subject to options exercisable within 60 days of November 30, 1999. Excludes 127,950 shares subject to options that are unvested but exercisable within 60 days of November 30, 1999.
 (6) Includes 11,100 shares subject to options exercisable within 60 days of November 30, 1999. Excludes 120,000 shares subject to the Company's right of repurchase and 37,400 shares subject to options that are unvested but exercisable within 60 days of November 30, 1999.
 (7) Includes 20,000 shares subject to options exercisable within 60 days of November 30, 1999. Excludes 170,624 shares subject to the Company's right of repurchase exercisable within 60 days of November 30, 1999.
 (8) Includes 16,667 shares subject to options exercisable within 60 days of November 30, 1999. Also includes 2,718,250 shares held by Mayfield IX and 143,066 shares held by Mayfield Associates Fund III. Mr. Dalal disclaims beneficial ownership of all shares except to the extent of his pecuniary interest in the partnerships.
 (9) Consists of 33,333 shares subject to options exercisable within 60 days of November 30, 1999. Also includes 4,365,000 shares held by Cisco Systems, Inc. Mr. Kozel, one of the Company's directors, is a member of the board of directors of Cisco Systems, Inc. and disclaims beneficial ownership of all shares held by Cisco Systems, Inc.
(10) Includes 16,667 shares subject to options exercisable within 60 days of November 30, 1999. Includes 4,365,000 shares held by Cisco Systems, Inc. Mr. Listwin, one of the Company's directors, is an executive officer of Cisco Systems, Inc., and disclaims beneficial ownership of all shares held by Cisco Systems, Inc.
(11) Includes 33,333 shares subject to options exercisable within 60 days of November 30, 1999.
(12) Includes 68,599 shares subject to options exercisable within 60 days of November 30, 1999. Excludes 92,896 shares subject to the Company's right of repurchase and 126,272 shares subject to options that are unvested but exercisable within 60 days of November 30, 1999.
(13) Includes 3,932,723 shares subject to options exercisable within 60 days of November 30, 1999. Excludes 418,644 shares subject to the Company's right of repurchase and 952,518 shares subject to options that are unvested but exercisable within 60 days of November 30, 1999.

               EXECUTIVE COMPENSATION AND EMPLOYMENT AGREEMENTS

Summary Compensation Table

  The following table sets forth information concerning the compensation paid by the Company to the Named Executive Officers for services rendered to the Company during the last two fiscal years. Amounts under the "Bonus" column include bonuses earned during the fiscal year indicated but deferred until a later year. In determining the amount of bonuses paid to the Named Executive Officers, the compensation committee considered the financial performance of the Company and the performance of the Named Executive Officers as compared to the performance of comparable companies and compensation data from such companies.

                                                         Long-Term
                                                        Compensation
                                                           Awards
                                                        ------------
                                        Annual
                                     Compensation        Securities
                                   --------------------  Underlying   All Other
Name and Principal Positions  Year  Salary      Bonus     Options    Compensation
----------------------------  ---- --------    -------- ------------ ------------
Vivek Y. Ranadive...........  1999 $345,833    $231,708       --        $  --
 President, Chief Executive   1998  455,000(1)  200,000   232,500          --
 Officer and Director
Paul G. Hansen..............  1999  258,333     140,000    37,499        4,818(2)
 Executive Vice President     1998   88,141(3)   40,000   449,000          --
 and Chief Financial Officer
Rajesh U. Mashruwala........  1999  217,000     240,000    49,999          --
 Executive Vice President,    1998  213,333      85,000    62,500          --
 Sales and Marketing
Robert P. Stefanski.........  1999  241,667     140,000    72,499          --
 Executive Vice President,    1998  159,375(4)   75,000    18,000       41,430(5)
 General Counsel and
 Secretary
Richard M. Tavan............  1999  231,333     140,000    14,000          --
 Executive Vice President,    1998  234,000      66,000    36,000          --
 Engineering and Operations

--------
(1) The Company was reimbursed $226,450 of this amount by Reuters Group, PLC ("Reuters") for time Mr. Ranadive spent working on matters for TIBCO Finance Technology Inc., a wholly-owned subsidiary of Reuters.
(2) Represents amount reimbursed for executive financial planning services.
(3) Mr. Hansen began his employment with the Company as Executive Vice President and Chief Financial Officer in July 1998. His annualized salary in fiscal 1998 was $260,000 per year.
(4) Mr. Stefanski began his employment with the Company as Executive Vice President and General Counsel in March 1998. His annualized salary in fiscal 1998 was $245,000 per year.
(5) Represents amount reimbursed for relocation expenses.

Option Grants in Last Fiscal Year

  The following table sets forth information as to stock options granted to the Named Executive Officers during the fiscal year ended November 30, 1999. These options were granted under the Company's 1996 Stock Option Plan and, unless otherwise indicated, provide for vesting as to 20% of the underlying common stock one year after the date of grant, then ratably over a period of 48 months thereafter. Options were granted at an exercise price equal to 100% of the fair market value of the Company's common stock on the date of grant. For options granted prior to the Company's initial public offering in July 1999, the fair market value of the Company's common stock on the date of grant was as determined by the Company's board of directors. For options granted after the initial public offering, the fair market value of the Company's common stock on the date of grant was the closing sales price of the common stock on the Nasdaq National Market on that date. The amounts under "Potential Realizable Value at Assumed Annual Rate of Stock Appreciation for Option Term" represent the hypothetical gains of the options granted based on assumed annual compound stock appreciation rates of 5% and 10% over the exercise price per share for the full ten-year term of the options. The assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future common stock prices. The table does not take into account any appreciation in the price of the Company's common stock from the date of the Company's initial public offering to the date of the proxy statement.

                                                                        Potential Realizable
                                                                          Value at Assumed
                         Number of   Percent Total                           Annual Rate
                         Securities     Options                         of Stock Appreciation
                         Underlying   Granted to   Exercise                for Option Term
                          Options    Employees in  Price Per Expiration ----------------------
          Name           Granted(#)   Fiscal Year    Share      Date        5%        10%
          ----           ----------  ------------- --------- ---------- ---------- -----------
Vivek Y. Ranadive.......      --           -- %      $ --         --    $      --  $      --
Paul G. Hansen..........   37,499        1.09         6.00    2/15/09      141,498    358,582
Rajesh U. Mashruwala....   49,999        1.46         6.00    2/15/09      188,665    478,113
Robert P. Stefanski.....   72,499(1)     2.11         6.00     2/15 &      273,565    693,268
                                                               5/3/09
Richard M. Tavan........   14,000        0.41         6.00    2/15/09       52,827    133,879

--------
(1) Includes an option to purchase 60,000 shares granted to Mr. Stefanski in connection with his surrender of a right to purchase 70,000 shares of the Company's common stock which was granted to him by Reuters Group PLC, the Company's majority stockholder, in connection with his former employment at TIBCO Finance Technology Inc., a wholly-owned subsidiary of Reuters Group PLC.

Aggregate Stock Option Exercises in Fiscal 1999 and Fiscal Year-End Values

  The following table sets forth information with respect to unexercised options held by the Named Executive Officers as of November 30, 1999. Amounts under "Unexercisable" in the table below include unvested options notwithstanding the fact that they are immediately exercisable upon grant because unvested shares are subject to repurchase by us at the original exercise price upon the employee's cessation of service. The amounts under "Value of Unexercised In-the-Money Options" were calculated by determining the difference between the exercise price and the price of the Company's common stock as of November 30, 1999 which was $97.00.

                                                  Number of Securities
                                                       Underlying
                           Shares                  Unexercised Options       Value of Unexercised
                          Acquired                at November 30, 1999       In-the-Money Options
                         on Exercise   Value    ------------------------- --------------------------
          Name           (#) Shares   Realized  Exercisable Unexercisable Exercisable  Unexercisable
          ----           ----------- ---------- ----------- ------------- ------------ -------------
Vivek Y. Ranadive.......   100,000   $  250,000  3,625,291      90,542    $349,461,269  $ 8,692,032
Paul G. Hansen..........       --           --     104,256     344,781       9,841,766   32,419,830
Rajesh U. Mashruwala....   287,498    1,069,995        --          --              --           --
Robert P. Stefanski.....    30,000      162,000     34,449     136,050       3,190,399   12,847,050
Richard M. Tavan........     1,500       12,000      9,900      38,600         950,400    3,635,600

  All of the Company's executive officers are employed at-will. However, Mr. Ranadive's employment may only be terminated upon 120 days written notice and Mr. Stefanski's employment may only be terminated upon six months written notice pursuant to agreements entered into with the Company. All other employees may be terminated without cause upon two weeks written notice or with cause at any time.

  Each of the Company's executive officers is a party to the Company's standard non-disclosure agreement. Under the non-disclosure agreements, for one year following their termination, the Company's employees agree not to solicit any other employee to leave the Company. The employees also agree not to disclose any confidential information that they obtained during their employment to any third parties at any time during or subsequent to their employment. In addition, any inventions, discoveries or improvements created by the employees during their employment belong to the Company.

                             DIRECTOR COMPENSATION

  The Company's 1998 Director Option Plan provides for an automatic annual grant to each of its non-employee directors of an option to purchase 20,000 shares of common stock at an exercise equal to its fair market value on the date of grant. In June 1999, the Company granted to Reuters Group PLC ("Reuters") an option to purchase 150,000 shares of our common stock at an exercise price of $6.00 per share under the Company's 1998 Director Stock Option Plan. Reuters has the right to transfer this option to directors of the Company that were nominated by Reuters, currently Douglas M. Atkin, John G. Taysom and Philip K. Wood. Directors of the Company do not receive any cash compensation for serving on its board of directors.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During fiscal 1999, the compensation committee of the Company's board of directors included, at various times, the following directors and former directors: Simon Yencken, Yogen K. Dalal, Donald J. Listwin, Philip K. Wood and Phillip E. White. Since August 1997, Mr. White has provided consulting services to the Company. In connection with these consulting services, the Company paid $219,250 to Mr. White in fiscal 1999. In fiscal 1999, the Company also granted to Mr. White options to purchase 20,000 shares of common stock for serving as a director. Mr. Wood is the Deputy Finance Director of Reuters, the beneficial owner of a majority of the Company's common stock, and Mr. Wood was nominated for service on the Company's board of directors by Reuters.

  During fiscal 1999, Mr. Yencken served as an executive officer and director of TIBCO Finance Technology Inc. ("TFT"), a wholly-owned subsidiary of Reuters, and Mr. Yencken was nominated for service on the Company's board of directors by Reuters. The Company entered into an amended license, maintenance and distribution agreement with Reuters and TFT in May 1999. Revenue from Reuters and TFT under the license, maintenance and distribution agreement, consisting primarily of product fees on sales by TFT of the Company's products to financial services companies, was $19.5 million in fiscal 1999.

  The license agreement prohibits the Company from using the technology the Company licenses from Reuters to create products which contain functionality or features specifically designed for use by financial services companies, or to assist third parties in doing so. Financial services companies include entities engaged in commercial banking, investment banking, insurance and other financial services. Further, subject to the exceptions described below, the license agreement prevents the Company from selling products and services based on the technology the Company licenses from Reuters directly to financial services companies and certain principal competitors of Reuters, and from providing consulting or other services related to such products directly to such companies.

  Reuters, through TFT, is the preferred distributor of the Company's products in the financial services market, and the Company has agreed not to appoint any other third party reseller to sell the Company's products principally in this market. In addition, for a term of five years commencing on May 28, 1999, Reuters and TFT have the exclusive right to distribute the Company's products to customers in the financial services market segment, subject to exceptions. During this exclusivity period, and subject to exceptions, the Company is prevented from providing any products or consulting services to financial services companies. When Reuters or TFT sell licenses to and maintenance contracts for the Company's products, they must pay the Company 40% of their revenue from such sales, except with respect to products embedded in Reuters or TFT products. However, if Reuters or TFT sell licenses to and maintenance contracts for the Company's products through an unaffiliated third-party, then they must pay the Company 50% of their revenue from such sales. The Company believes that the product fees paid by Reuters and TFT to the Company reflect commercially reasonable terms.

  Reuters and TFT must pay the Company minimum guaranteed product fees of $16 million payable in calendar 1999, $18 million payable in calendar 2000 and $20 million payable in calendar 2001. On an annual basis beginning in 2002, Reuters may elect to extend the payment of minimum guarantees on an annual basis with minimum guarantees of at least $20 million in each of 2002 and 2003 and at least 110% of the prior year's minimum guaranteed product fees in each year thereafter. If Reuters does not extend the payment of minimum guarantees, the restrictions against the Company's direct sales to financial services customers will be removed with respect to the Company's non-financial software products that are sold as an off-the-shelf, stand-alone product pursuant to an industry standard shrink wrap or click wrap license and that are intended by the Company to be used by the end-user without the requirement for additional customization, or consulting services, which the Company calls commodity products, and the product fee rate Reuters and TFT must pay will decrease to 35%.

  If the license agreement is materially breached by the Company, or if the financial services market restrictions or exclusive distribution terms are determined to be invalid by a court, or if after the expiration of the Company's exclusive distribution relationship with Reuters and TFT the Company sells products or provides services directly to companies in the financial services market, Reuters and TFT may elect to cease paying minimum guaranteed product fees and the product fee rates paid to the Company by Reuters and TFT will decrease to 30%. In addition, in the event the Company materially breaches the license agreement, the Company thereafter will be prohibited from selling or distributing to financial services companies commodity products, or, after the expiration of the five-year exclusive distribution relationship with Reuters and TFT, commodity products that are based on the technology the Company licenses from Reuters, even though Reuters and TFT no longer pay the Company minimum guaranteed product fees.

  The Company has agreed to provide maintenance and support to Reuters and TFT for their customers that acquire the Company's products and have purchased maintenance. Reuters and TFT must pay the Company a fee for maintenance of the Company's products at the same rate they pay on sales of the Company's products. So long as Reuters and TFT are required to pay the Company a minimum guarantee, the Company must maintain, at no charge to Reuters or TFT, at least ten full-time employees for maintenance, marketing and technical support for the Company's products sold by Reuters and TFT. The terms of the License Agreement were the result of negotiations among Reuters, TFT and the Company, and were approved by a majority of the Company's board of directors, including a majority of the Company's independent and disinterested directors.

  In addition, the Company has agreed with TFT that TFT will provide the Company with operating and administrative services for a transition period after the Company's initial public offering. These services include network and information technology infrastructure support, facilities support and human resources support. These services are generally those that TFT had been providing before TFT moved into its new corporate headquarters at 3375 Hillview Avenue, Palo Alto. The Company's agreement with TFT includes service levels based on the Company's past practice with TFT. The Company has a right to request that TFT continue to provide these services through the first quarter of 2000. The Company recorded expenses of $2.3 million in fiscal 1999 for administrative and various other services provided to the Company by TFT. In addition, the Company incurred rent expense of $1.0 million in fiscal 1999 relating to the Company's sub-lease of office space from TFT and the Company's rental of certain furniture and fixtures from TFT.

  The Company and TFT have also agreed to participate with each other in disaster recovery and Year 2000 contingency planning and to cooperate in other efforts intended to assure an orderly transition. In the event that the Company and TFT have inadvertently failed to specify a service that was being previously performed by TFT for the Company, the Company has preserved the ability to include that additional service in the Company's agreement. The Company believes that the terms of the intercompany services provided by TFT are on terms no less favorable to the Company than the Company could have negotiated with an unaffiliated third party.

  The Company has from time to time entered into arrangements with TFT regarding the sharing of employees on various customer projects. For services the Company provided to TFT under these arrangements, the Company recognized revenue of approximately $306,919 in fiscal 1999. For services TFT provided to the Company under these arrangements, the Company recorded expenses of approximately $2.3 million in fiscal 1999.

  Mr. Listwin is Executive Vice President of Cisco Systems, Inc. ("Cisco"). In March 1999, the Company granted Cisco a license to embed its TIB/Rendezvous product and multicasting technology in its Internetworking

Operating System and Cisco Networking Services for Active Directory, or CNS/AD, products in exchange for a license fee of $1.5 million, plus ongoing maintenance fees of $405,000, annually. The terms of this transaction were the result of arm's-length negotiations between Cisco and the Company, and were approved by a majority of the Company's board of directors, including a majority of its independent and disinterested directors. The Company believes that the terms of the technology licensing agreement with Cisco are no less favorable to it than could have been negotiated with an unaffiliated third party.

                                 OTHER MATTERS

  The Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.


                                          By Order of the Board of Directors

                                                  /s/ Robert P. Stefanski
                                          _____________________________________
                                                    Robert P. Stefanski
                                                         Secretary

January 12th, 2000

                                  DETACH HERE
--------------------------------------------------------------------------------


                                     PROXY

                              TIBCO SOFTWARE INC.

                   PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned stockholder of TIBCO Software Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated January 12th, 2000, and hereby appoints Vivek Y. Ranadive and Paul G. Hansen, and each of them, proxies, with full power of substitution, to represent the undersigned and to vote as designated on the reverse side, all shares of common stock of TIBCO Software Inc. that the undersigned is entitled to vote at the Special Meeting of Stockholders of TIBCO Software Inc. to be held on January 24, 2000 at 2:00 p.m., local time, at the headquarters of TIBCO Software Inc. located at 3165 Porter Drive, Palo Alto, California 94304, and at any adjournment thereof.

  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE PROPOSAL ON THE REVERSE SIDE HEREOF AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXIES DEEM ADVISABLE.

--------------                                                    --------------
  SEE REVERSE                                                      SEE REVERSE
     SIDE           CONTINUED AND TO BE SIGNED ON REVERSE SIDE         SIDE
--------------                                                    --------------

                                  DETACH HERE
--------------------------------------------------------------------------------


[X] Please mark
    votes as in
    this example.

    A vote FOR the following proposal is recommended by the Board of Directors.


       1.  Proposal to amend TIBCO Software
           Inc.'s 1996 Stock Option Plan as
           described in the accompanying Proxy
           Statement.

              FOR        AGAINST    ABSTAIN
              [_]         [_]        [_]                 MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT                       [_]


                                                         In their discretion, the Proxies are authorized to vote or otherwise represent the shares on any and all such other business which may properly come before the meeting or any adjournment thereof.

                                                         Please sign exactly as your name appears on your stock certificate. If the stock is held by joint tenants or as community property, both should sign.
                                                         Executors, administrators, trustees, guardians, attorneys and corporate officers should insert their titles.

    Signature:_____________________  Date:____________   Signature:_____________________  Date:______________


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